Exhibit 10.31

EMPLOYMENT AGREEMENT

This Employment Agreement is between Evolus, Inc., a Delaware corporation (the "Company"), and Michael Jafar, an individual ("Employee") This Agreement is entered into effective as of June 18, 2018 (the "Effective Date").

1.	POSITION AND RESPONSIBILITIES

a.Position. Employee shall be employed by the Company to render services to the Company in the position of Chief Marketing Officer of the Company. Employee shall report directly to the President and Chief Executive Officer (the "CEO"). Employee shall use his good faith efforts to perform such duties and responsibilities and shall have such authorities as are normally related to such positions in accordance with the standards of the industry and any additional duties of an executive nature the CEO now or hereafter assigns to Employee consistent with his position as the Company’s Chief Marketing Officer. The principal place of Employee’s employment under this Agreement shall be Orange County, California, it being understood that periodically Employee shall also be required to work at the Company’s offices in Santa Barbara County, California (collectively, "Company Offices").

b.Other Activities. During his employment with the Company, Employee shall (i) devote substantially all of Employee’s business time and energy to the performance of Employee’s duties for the Company and (ii) hold no other employment.

2.	COMPENSATION AND BENEFITS

a.Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of Three Hundred Forty-Five Thousand ($345,000) per year ("Base Salary"). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Employee’s Base Salary shall be reviewed from time to time (not less frequently than annually commencing in 2019) in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased in the sole discretion of the Board.

b.Relocation Payment/Signing Bonus.

(i)Relocation Payment. In consideration for Employee entering into this Agreement, the Company shall pay Employee a one-time payment in the gross amount of Twenty-Five Thousand Dollars ($25,000) for relocation expenses ("Relocation Payment"), minus appropriate withholding and payroll deductions, payable through the Company’s regular payroll on the first regular payroll date after the Effective Date. If Employee’s employment under this Agreement is terminated either by the Company for Cause or by Employee without Good Reason on or before the twelve-month anniversary of the Effective Date, Employee shall repay the net, after-tax amount of the Relocation Payment to the Company within thirty (30) days after the effective date of such termination.

(ii)Signing Bonus. In consideration for Employee entering into this Agreement, the Company shall pay Employee a one-time signing bonus in the gross amount of Two Hundred Fifty Thousand ($250,000) (the "Signing Bonus"), minus appropriate withholding and payroll deductions, payable on or about July 16, 2018. If Employee’s employment under this Agreement is terminated either by the Company for Cause or by Employee without Good Reason then Employee shall repay, within thirty (30) days of the effective date of such termination, an amount equal to: (a) the gross, pre-tax amount of the entire Signing Bonus, if the effective date of such termination is on or prior to the twelve (12) month anniversary of the Effective Date, (b) 85% of the gross, pre-tax amount of the Signing Bonus, if the effective date of such termination is after the twelve month anniversary of the Effective Date but on or prior to the twenty-four (24) months anniversary of the Effective Date, or (c) 70% of the gross, pre-tax amount of the Signing Bonus, if the effective date of such termination is after the twenty-four month anniversary of the Effective Date but on or prior to the thirty-six (36) month anniversary of the Effective Date. If Employee’s employment under this Agreement is terminated either by the Company for Cause or by Employee without Good Reason after the thirty-six (36) month anniversary of the Effective Date, Employee shall not be responsible for paying back any portion of the Signing Bonus.

c.Annual Bonus. Beginning as of the Effective Date, Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, as determined by the Board in its reasonable discretion (the "Annual Bonus"), with a target bonus opportunity initially equal to 40% of the Base Salary in each full calendar year of employment (prorated for the year 2018) based on 100% achievement of key performance indicators for Employee and the Company as determined by the Board in its sole discretion and communicated to Employee (i) for the year that includes the Effective Date, on or before the 90th day following the Effective Date, and (ii) for each succeeding performance year, on or before the 90th day of each year. Employee’s target bonus opportunity shall increase to 50% of the Base Salary for evaluation of Employees’ Annual Bonus for the year ending December 31, 2020 (payable in 2021). The terms of any written Annual Bonus plan developed by the Board shall govern any Annual Bonus that may be paid. Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned or payable unless, subject to Section 5(c), Employee has remained continuously employed through the payment date of the Annual Bonus.

d.Equity. As further compensation for the services to be performed hereunder, Employee shall be awarded certain rights to purchase or receive shares of the Company’s Common Stock as follows:

(i)Initial Stock Option. On the Effective Date, the Company will grant Employee a stock option ("Stock Option") to purchase 120,000 shares of Common Stock of the Company in accordance with the terms of the Company’s 2017 Omnibus Incentive Plan (the "Plan") on the terms to be set forth in an Option Award Agreement.

(ii)Initial Restricted Stock Units. On the Effective Date, the Company will grant Employee 50,000 restricted stock units ("RSUs") in accordance with the terms of the Plan on the terms to be set forth in a RSU Award Agreement.

(iii)Future Awards. Employee shall be eligible to participate in the Plan on the same terms and conditions as other similarly situated senior executives of the Company, in accordance with the Plan, as may be amended from time to time.

a.Benefits. Employee shall be eligible to participate in the benefits made generally available by the Company to its other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

b.Vacation. Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees.

c.Expenses. The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with the Company’s customary expense reimbursement guidelines.

d.Employment Policy. As an employee of the Company, Employee shall be subject to and abide by the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.

e.Indemnification. Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Employee) the termination of Employee’s employment to the extent that the Company maintains such a liability insurance policy now or in the future for its active officers and directors. In addition, concurrently herewith the Company and Employee are entering into an Indemnification Agreement.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.Termination for Cause. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue indefinitely for no specific term. The Company may terminate Employee’s employment with the Company at will at any time upon written notice, with or without Cause or advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. For purposes of this Agreement, "Cause" shall mean any of the following: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Employee which adversely affects the business of the Company; (b) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company; (c) the refusal or omission by Employee to perform any lawful duties properly required of his under this Agreement, provided that any such failure or refusal has been communicated to Employee in writing and Employee has been provided a reasonable opportunity to correct it, if correction is possible; (d) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or material deviation from any of the policies or directives of, the Company, provided, however, that in the case of deviations from policies or directives, (i) the Company must give Employee notice of such deviations within thirty (30) days of the Company becoming aware of such an occurrence, (ii) Employee must be given thirty (30) days to cure or correct the deviation, if curable, and (iii) Employee may only be terminated if the deviation remains uncured after thirty (30) days, if curable, following written notice and upon the approval of the Board of Directors; (e) conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company; or (f) any illegal act by Employee which the Board determines adversely affects the business of the Company, or any felony committed by Employee, as evidenced by conviction thereof.

b.Termination upon Death. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death.

4.	TERMINATION BY EMPLOYEE

Employee may terminate employment with the Company at any time upon written notice for any reason or no reason at all, with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following which is not corrected by the Company within thirty (30) days after the Company has received written notice from Employee referring to this Section 4 and specifying the circumstances purportedly constituting Good Reason and the correction sought (such notice to be given within thirty (30) days after the occurrence of such circumstance): (a) a material diminution in Employee’s title, duties, authorities, or responsibilities; (b) a material reduction in Employee’s Base Salary or Annual Bonus opportunity; (c) requiring Employee to relocate his principal place of business more than 30 miles outside of the Orange County, California (excluding reasonable amounts of time that Employee will work at the Company’s offices in Santa Barbara, California); or (d) a material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee. Notwithstanding the foregoing, a termination of Employee’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute good reason.

5.	TERMINATION OBLIGATIONS

a.Termination of Employment. Employee’s right to compensation and benefits under this Agreement, if any, upon termination of employment shall be determined in accordance with this Section 5.

b.All Terminations of Employment. Upon any termination of employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Base Salary, accrued but unused vacation, and any Annual Bonus that has become fully earned and payable under this Agreement for the year preceding the year in which the date of termination occurs, regardless of whether the payment date of the Annual Bonus for the preceding year is scheduled to occur after Employee’s termination date (collectively, the "Accrued Benefits"). Except as provided in Section 5(c), Employee’s rights following a termination of employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein. Employee’s rights following a termination of employment with respect to the Stock Option and any other stock option or equity-based award that may be hereafter granted to Employee shall be governed by the applicable award agreement. Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated with respect to any actions or omissions prior to any termination of employment.

c.Termination of Employment by Company without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment under this Agreement for any reason other than Cause, or Employee terminates his employment under this Agreement for Good Reason, and Employee enters into a release as provided in Section 5(e) (a "Qualified Termination"), then in addition to the Accrued Benefits, Employee shall be entitled to (i) a gross amount, minus appropriate withholding and payroll deductions, equal to (a) in the case of a Qualified Termination that occurs in connection with or within 12 months after Change in Control (as such term is defined in the Plan), 12 months of Employee’s then current Base Salary, payable in a lump sum within 60 days of Employee’s execution of a mutually agreeable release, or (b) in the case of any other Qualified Termination, 6 months of Employee’s then current Base Salary, payable in equal installments through the Company’s regular payroll over the 6 month period following the Employee’s date of termination, plus the continuation of health benefits for 6 months; and (ii) a gross amount equal to the Annual Bonus (if any) that Employee would have earned for the calendar year in which the termination of his employment occurs based on the target level of achievement, pro-rated based on the number of full months Employee was employed in that calendar year of his employment, minus appropriate withholding and payroll deductions, payable at the time the Company normally pays Annual Bonuses after the close of the fiscal year in which Employee’s employment terminates.

d.Other Terminations. Upon termination of Employee’s employment by Company for Cause or by Employee for any reason other than Good Reason, Employee shall be entitled only to the compensation and benefits provided in Section 5(b) and no severance compensation and benefits.

e.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a termination of employment beyond the Accrued Benefits (including any post-termination benefits or amounts under this Agreement) shall only be payable if Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in the form acceptable to the Company, provided such release does not purport to: (i) revoke any of the rights provided pursuant to this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the termination of employment; or (ii) impose upon Employee any new or additional restrictive covenants that do not otherwise survive the termination of Employee’s employment. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within 45 days following the termination of employment (or such longer period to the extent required by law). Any payments of severance that would otherwise be made during the period before the release becomes effective (i.e., not more than 52 days after the date of termination of employment) shall instead be made on the first regular payroll date after the date the release becomes effective.

f.Resignation and Cooperation. Upon any termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company, including any such positions with its subsidiaries. Following a termination of employment, Employee shall cooperate reasonably in the orderly transfer of his duties to other employees. Employee shall also reasonably (after taking into account Employee’s post-termination responsibilities and obligations) cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

g.Continuing Obligations. Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a termination of employment and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

Employee agrees to sign and be bound by the terms of the Company’s standard employee proprietary information and invention assignment agreement.

7.	ARBITRATION

Employee agrees to sign and be bound by the terms of the Company’s standard employee Arbitration Agreement.

8.	ATTORNEYS’ FEES AND COSTS

In any dispute arising from or relating to this Agreement or Employee’s hiring, employment, compensation, benefits, or termination, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

9.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Employee and by a duty authorized representative of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.	ASSIGNMENT; BINDING EFFECT

a.Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

11.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

17901 Von Karman Ave., Suite 150
Irvine, CA 92614 Attention: Legal
Employee’s Notice: to Employee at his address on file in the Company’s payroll records

12.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid,

unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.	TAX MATTERS

a.Withholding. Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.Section 409A Compliance.

(i)The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A ("Section 409A") of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the "Code") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute "nonqualified deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)Notwithstanding any other provision of this Agreement, to the extent required to avoid the imposition of tax, penalties or interest under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following a termination of employment shall instead be paid on the first payroll date after the six (6)-month anniversary of the termination of employment (or Employee’s death, if earlier).

c.Section 280G.

(i)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Benefits") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the "Limited Benefit Amount"). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(ii)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company and acceptable to Employee (the "Firm") at the Company’s expense. The Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and Employee within ten (10) business days of the date of termination of Employee’s employment, if applicable, or such other time as reasonably requested by the Company or Employee.

14.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a termination of employment.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 6 and 7 above). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.

20.	EMPLOYEE ACKNOWLEDGEMENT

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[The remainder of this page has intentionally been left blank. The signature page follows on the next page.]

By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Employment Agreement, effective as of the Effective Date.

Michael Jafar ("Employee")

Sign name: /s/ Michael Jafar

EVOLUS, INC., a Delaware Corporation (the "Company")

Sign name: /s/ David Moatazedi

Print name: David Moatazedi

Title: President and Chief Executive Officer